Exhibit 10.48

Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K because the omitted information is not material and is the type that the Company treats as private or confidential. The redaction of such information is indicated by [***].

Personal and Confidential

April 5, 2024

[***]

Sara Altschul

Dear Sara,

On behalf of Emerald X, LLC (the “Company” or “Emerald”), I am delighted to confirm our offer of employment to you in the position of Executive Vice President and General Counsel. Your start date will be May 13, 2024, or as otherwise mutually agreed. The following are the key elements of your compensation and employment terms:

1.
Title and Responsibilities

Your title will be Executive Vice President and General Counsel, and you will initially report to me as the Company’s Chief Financial Officer. As a Company employee, you will: (i) devote substantially all of your business time and attention, your best efforts, and all of your skill and ability to promote the interests of the Company; (ii) carry out your duties in a diligent, competent, and faithful manner; and (iii) work with other employees of the Company in a competent and professional manner. You must observe and comply with all of the Company’s policies as in effect from time to time, including the Employee Handbook and the Code of Business Conduct and Ethics.

2.
Compensation

Base Salary. You will receive a base salary at the rate of $350,000 per year, payable in bi-weekly amounts during the term of employment, less all applicable deductions and withholdings. Your base salary will be paid in accordance with the Company’s regular bi-weekly payroll practices. As an “exempt” employee, such salary will constitute your compensation for all hours worked, regardless of the number of hours worked in any workweek. Your salary will be reviewed from time to time in accordance with Company policy and our review process.

Annual Discretionary Bonus. You will also be eligible for an annual discretionary bonus in a target amount equal to 75% of your base salary. The amount of any annual bonus will be based on your individual performance, the overall financial performance of the Company, and such other factors as determined by the Company. Whether or not any bonus payment will be made to you, and, if so, in what amount, will be determined by the Company in its sole discretion. In order to be eligible for any bonus, you must be an active employee at the time of the payment of any bonus, except as provided in Section 5 below. Please note that payment of a bonus in any year or years does not in any way guarantee payment of a bonus in any other year or years. Any annual bonus paid in respect of 2024 will not be prorated.

Sign-On Bonus. You will also receive a sign-on bonus of $100,000, with $50,000 payable on the first payroll date in June 2024, and an additional $50,000 payable on the first payroll date in June 2025 (each a “Sign-On Bonus Installment Payment”). In order to be eligible for any portion of the sign-on bonus, you must be an active employee at the time of the payment of any Sign-On Bonus Installment Payment. In addition, if you resign without Good Reason or are terminated by the Company with Cause (i) prior to June 1, 2025, you shall repay, within thirty days following the date of your termination of employment, the gross amount of the first Sign-On Bonus Installment Payment (and you will no longer be eligible for payment of the second Sign-On Bonus Installment Payment) or (ii) following June 1, 2025, but prior to June 1, 2026, you must repay, within thirty days following the date of your termination of employment, the gross amount of the second Sign- On Bonus Installment Payment (but you will retain the first Sign-On Bonus Installment Payment).

Equity Incentive Award. In addition, as a key member of Emerald’s senior management team, within 30 days of your start date, Emerald Holding, Inc. (“Parent”) will grant you 200,000 options (the “Options”) to acquire shares of common stock of Parent under Parent’s 2017 Omnibus Equity Plan. The Options will vest annually in equal installments over five years, and are subject to the formal approval of the Compensation Committee of Parent’s Board of Directors, as well as the terms of Parent’s standard form of option agreement. For future years, you will be eligible to receive equity grants commensurate with your position, as determined by the Company.

Legal Fees. The Company shall reimburse you for up to $5,000 for reasonable, documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this offer letter.

3.
Health and Other Benefits; Vacation

You will be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior management. A letter with enrollment instructions will be sent to you prior to your start date, and your elections must be made within 30 days following your start date. You will also be eligible to participate in the Company’s 401(k) retirement savings plan, including any Company matching.

You will be eligible to participate in Emerald’s MyTime plan. Under this plan, there is no fixed limit on vacation days an employee may take in a calendar year, subject to your manager’s reasonable approval.

On or prior to your start date, you and the Company will enter into the standard form of indemnification agreement that the Company or its affiliates offers to its senior officers. You will be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s other directors and other senior officers.

The Company will pay or reimburse you for your annual license renewal fees for the State Bar of New York, continuing legal education expenses associated with such license and other reasonable and customary professional expenses. The Company will reimburse you for reasonable and documented business expenses in accordance with Company’s T&E Policy.

4.
Office Location

You will be based primarily in our New York City, NY office, although travel to our events or other Emerald offices may be expected.

5.
Employment Term

This letter serves to outline the terms of our employment offer, but it does not constitute a contract of employment for any specific length of time. While it is our sincere hope that our relationship will be a long and mutually beneficial one, your employment by Emerald is at-will, which means that it is subject to termination by either you or the Company at any time, for any reason, with or without Cause, as defined below.

“Cause” means you having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of your duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Company within 30 days after you receive written notice of such willful misconduct or gross negligence; (B) intentional failure or refusal to perform reasonably assigned duties or to cooperate with an internal investigation being conducted by or at the direction of the Board of Directors or the Company, which is not cured to the reasonable satisfaction of the Company within 30 days after you receive written notice of such failure or refusal; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of your duties) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (D) any willful failure to comply with any material written rules, regulations, policies, or procedures of the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Company within 30 days after you receive written notice of such failure to comply therewith; or (E) abuse of alcohol or another controlled substance which materially impacts the performance of your duties hereunder. If the Company terminates your employment for Cause, the Company will provide written notice to you of that fact on or before the termination of employment, which shall include the basis for such termination. However, if, within 60 days following the termination, the Company first discovers facts that would have established Cause for termination, and those facts were not known by the Company at the time of the termination, then the Company may provide you with written notice, including the facts establishing that the purported Cause was not known at the time of the termination, in which case your termination of employment will be considered a for Cause termination hereunder, and you will be required to immediately return to the Company all amounts previously paid or provided to you pursuant to this Section 5, and the Company will have the right to cease to pay or provide any future amounts pursuant to this Section 5.

You will be required to provide Emerald with not less than thirty days’ prior written notice if you elect to resign your employment. Emerald will provide you with not less than thirty days’ prior written notice in the event you are terminated without Cause. In the event of termination of your employment by the Company other than for Cause (and other than due to death or your Disability) or termination by you for Good Reason, in addition to the payment of any Base Salary earned but unpaid through the date of termination, you will be entitled to (x) receive nine months base salary compensation as severance, at the rate in effect immediately prior to such termination date paid commencing after the effectiveness of the release described in the next sentence, (y) any earned but unpaid Annual Bonus for calendar years completed prior to the date of termination, paid at the same time as bonuses are generally paid to other similarly situated employees, and (z) subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), payments by the Company to the health insurance company directly on your behalf for your COBRA continuation costs for the nine month period commencing on the first day of the first month following your termination date, after which time you will be fully responsible for the entire cost of COBRA coverage (collectively, “Severance”). In the event you become eligible for health insurance under another employer’s health plan, the foregoing COBRA payment obligation of the Company will cease.

In the event your employment is terminated due to your death or by the Company due to your Disability, the Company will pay you (or your estate, as the case may be) any unpaid Sign-On Bonus Payment Installment, paid within 30 days after the date of your termination of employment, and any earned unpaid Annual Bonus for calendar years completed prior to the date of termination, paid at the same time as bonuses are generally paid to other similarly situated employees.

As a condition to payment of any Severance, any unpaid Sign-On Bonus Installment Payment or earned but unpaid Annual Bonus, you (or your estate) will be required to sign the Company’s standard form of release, which must become irrevocable within 60 days of your separation.

“Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

“Good Reason” means one of the following has occurred: (A) any reduction in your Base Salary or bonus opportunity; (B) the relocation of your principal place of employment that would increase your one-way commute by more than 20 miles; or (C) any material and adverse change in your position, title or status or any change in your job duties, authority or responsibilities to those of lesser status. A termination of employment by you for Good Reason will be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 60 days of the first date on which you have knowledge of such conduct. You will further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by you for Good Reason will be effective on the day following the expiration of such cure period.

6.
Protective Covenants Agreement

As a condition of your employment, you will be required to sign and comply with a separate Protective Covenants Agreement.

7.
Mandatory Arbitration

This letter and any employment disputes arising out of such letter will be governed by the laws of the State of New York. The Company requires arbitration of employment disputes on a one-to-one basis as a condition of employment whereby you agree that any dispute or claim arising out of or relating to your employment or the termination of your employment will be fully and finally resolved by binding arbitration conducted in accordance with the employment rules and procedures of JAMS in New York City, before a single neutral arbitrator to be mutually agreed upon by you and the Company. The Company pays the costs of any arbitration.

8.
Taxes; Section 409A

All amounts paid to you under this letter are subject to withholding and other employment taxes imposed by applicable law. If you are a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), to the extent any payments required to be made pursuant to Section 5 hereof constitutes “non-qualified deferred compensation” for purposes of Section 409A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is six months from your date of termination and (ii) the date of your death, with any delayed amounts being paid in a lump sum on such date and any remaining payments being made in the normal course. For purposes of this letter, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this letter does not constitute a “deferral of compensation” within the meaning of Section 409A, any expense or reimbursement described in this letter shall meet the following requirements: (a) the amount of expenses eligible for reimbursement provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement to you in any other calendar year; (b) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

9.
Miscellaneous

This offer is conditional upon successful completion of a background check provided by our third-party vendor, Sterling Check. Sterling Check will contact you through email to sign a consent form and may ask for additional information. The background check may include prior employment and education verification.

You will also be required to sign a confidentiality agreement, mandatory arbitration agreement, Code of Business Conduct and Ethics, Employee Handbook, and any other company policies, procedures, or work rules, as they may be modified from time to time, as a condition of employment.

The Immigration Reform and Control Act of 1986 requires employers to verify that all employees are legally authorized to work in the United States. Therefore, to comply with this law, you are required to complete the Employment Eligibility Verification Form I-9. You are also required to provide the necessary documents listed on the form to establish your identity and employment eligibility.

By signing below:

•
You accept employment on the terms stated in this letter;
•
You represent that your acceptance of this offer letter will not violate any existing agreement between you and any other person or entity; and
•
You represent and warrant that you do not have any non-disclosure, non-solicitation, non-compete, or other obligation to any current or previous employer that would prohibit or interfere with your ability to become employed by, or perform services for, the Company.

This letter (and the Protective Covenants Agreement) contains the entire agreement between us. The terms contained in this letter (and the Protective Covenants Agreement) constitute the entire agreement between us with respect to its subject matter and supersede all prior negotiations, representations, or agreements relating thereto, whether written or oral. The terms of this letter may be amended, modified, or supplemented only by a written agreement signed by the parties hereto.

Please confirm your acceptance by signing and emailing this offer letter to me at [***], no later than the end of the day April 15, 2024. If I can be of any assistance, please do not hesitate to contact me directly.

Sincerely,

/s/ David Doft

David Doft,
Chief Financial Officer

Date:	Apr 11, 2024

I confirm my acceptance of employment with the Company, subject to the terms and conditions set forth above.

By:	/s/ Sara Altschul	Apr 12, 2024
	Sara Altschul	Date